Exhibit 10.3
Rules for UK Employees
As Amended April 7, 2009
THE TJX COMPANIES, INC.
THE TJX COMPANIES, INC. STOCK INCENTIVE PLAN
RULES FOR UK EMPLOYEES
Approved by HM Revenue & Customs on August 19, 2009
I hereby state and affirm that the Executive Compensation Committee (“the Committee”) of the Board of Directors of The TJX Companies, Inc. (“TJX”), a company organised under the laws of the State of Delaware, administers The TJX Companies, Inc. Stock Incentive Plan as amended through 7 April 2009 (“the Plan”) and that the following provisions are applicable in the administration of the Plan with regard to such Options to which these rules are expressed to extend at the time when the Option is granted. Unless the context requires otherwise, all expressions used in these rules have the same meaning as in the Plan; provided that all words and terms not otherwise defined shall have the meaning attributed by Schedule 4 which for the purposes hereof (but for no other purpose) shall take precedence. References in these rules to “Schedule 4” mean Schedule 4 to the Income Tax (Earnings and Pensions) Act 2003 (“ITEPA 2003”) and references to any statutory enactment shall be construed as a reference to that enactment as for the time being amended or re-enacted. The Plan, as supplemented by these rules, is referred to hereinafter as the “Sub-Plan”. References in these rules to “Key Feature” shall mean a provision of the Sub-Plan which is necessary in order to meet the requirements of Schedule 4.
1	The Stock over which Options may be granted under the Sub-Plan form part of the ordinary share capital (as defined in section 989 Income Taxes Act 2007 (“ITA 2007”) of TJX and will at all times comply with the requirements of paragraphs 16-20 inclusive of Schedule 4.

2	The companies participating in the Sub-Plan are TJX and all companies controlled by TJX within the meaning of section 995 ITA 2007 and which have been nominated by TJX to participate for the time being in the Sub-Plan.

3	The Stock is quoted on a recognized stock exchange as defined in section 1005 ITA 2007.

4	The Stock to be acquired on exercise of the Options will:
(a)	be fully paid up;

(b)	not be redeemable;

(c)	not be subject to any restrictions other than restrictions which attach to all shares or stock of the same class. For the purpose of this clause the term restrictions includes restrictions which are deemed to attach to the shares under restrictions includes restrictions which are deemed to attach to the shares under any contract, agreement, arrangement or condition as referred to in paragraph 19 of Schedule 4.
5	No Option will be granted to an employee or director under the Sub-Plan, or where an Option has previously been granted no Option shall be exercised by the Optionee if at that time he has, or at any time within the preceding 12 months has had, a material interest for the purposes of Schedule 4 in either TJX being a close company (as defined in Chapter I of Part XI of ICTA 1988) or in a company being a close company which has control (as defined in section 995 ITA 2007) of TJX, or in a company being a close company and a member of a consortium (as defined in section 187(7) ICTA 1988) which owns TJX. In determining whether a company is a close company for this purpose section 414(1)(a) ICTA 1988 (exclusion of companies not resident in the United Kingdom) and section 415 ICTA 1988 (exclusion of certain companies with listed shares) shall be disregarded.

6	For the purposes of this Sub-Plan “Fair Market Value” shall be as defined in Section 14(r) of the Plan except that in the event that the Stock is not traded on the New York Stock Exchange, the Fair Market Value shall be subject to agreement with HM Revenue & Customs.
7	(a)	No alteration or amendment to a Key Feature of the Sub-Plan shall take effect until such alteration or amendment shall have been approved by HM Revenue & Customs.

	(b)	For the purposes of the Sub-Plan (notwithstanding anything contained in Section 3(b) of the Plan) no adjustment pursuant to any of the provisions of the Plan shall be made to any Option which has been granted under the Sub-Plan unless such adjustment would be permitted under paragraph 22 of Schedule 4, and where so permitted no such adjustment shall take effect unless the approval of HM Revenue & Customs shall have been obtained thereto.

	(c)	Terms and conditions imposed on Options shall be stated at the date of grant of the Option and the powers of the Committee to impose terms and conditions as set out in Section 2 of the Plan shall be construed accordingly. Terms and conditions in connection with performance may be amended or waived if an event(s) occurs which causes the Committee to consider that such terms and conditions cease to be appropriate. Any amendment to the terms and conditions may be made by the Committee acting fairly and reasonably and provided that the amended terms and conditions are objective and are no more difficult to achieve.

	(d)	For the purposes of the Sub-Plan, Section 13(e) of the Plan which refers to participant deferrals of awards shall not form part of and shall therefore be disregarded for the purposes of the Sub-Plan.
8	For the avoidance of doubt it is stated that TJX is and will be the grantor; and TJX is and will be the scheme organiser as defined in paragraph 2 (2) of Schedule 4.

9	(a)	No Option shall be granted to an employee or director under this Sub-Plan if the grant of that Option would cause the aggregate market value of Stock

(determined at the time prescribed by paragraph 6 of Schedule 4 and calculated in accordance with the provisions of Schedule 4) which he can acquire under this Sub-Plan and any other scheme approved under Schedule 4 and established by the grantor or by any associated company (as defined in section 187(2) ICTA 1988) of the grantor (and not exercised) to exceed the limits prescribed by paragraph 6 of Schedule 4. For the purposes of this Sub-Plan the United Kingdom Sterling equivalent of the market value of a share of Stock on any day shall be determined by taking the highest buying of the spread for that day as shown in the Financial Times.

	(b)	To the extent that any purported grant of an Option exceeds the limit prescribed in this Rule 9 it shall be deemed to comprise such number of shares of Stock as may be equal to, but not exceed, such limit.
10	An Option will only be granted under the Sub-Plan to an employee (other than a director) of the Company or a company participating in the Sub-Plan whose hours of work are at least 20 hours per week or a full-time director of TJX (or a company participating in the Sub-Plan) whose hours of work exceed 25 hours per week, in both cases exclusive of meal breaks.

11	Upon exercise of an Option, TJX shall, as promptly as practicable but not later than 30 days thereafter mail or deliver to the Optionee a stock certificate or certificates representing the Stock then purchased subject to any delay necessary to complete (a) the listing of such Stock on any stock exchange upon which Stock of the same class is then listed, (b) such registration or other qualification of such Stock under any state or federal law, rule or regulation as TJX may determine to be necessary or advisable, and (c) the making of provision for the payment or withholding of any taxes required to be withheld pursuant to any applicable law, in respect of the exercise of such Option. Such Stock shall be identical and shall carry the same rights and restrictions which attach to all shares of Common Stock then in issue and the last sentence in Section 6(j) of the Plan shall not form part of and shall therefore be disregarded for the purposes of the Sub-Plan.

12	The price of shares of Stock shall be paid for in cash or by cheque or by funds provided on loan by a broker or bank or other person as the case may be and Section 6(c) of the Plan shall for the purposes of the Sub-Plan be construed accordingly. For the avoidance of doubt the price of shares of Stock shall not be paid for on the exercise of an Option granted under this Sub-Plan by shares or other securities under the Plan.

13	For the avoidance of doubt no option granted under this Sub-Plan shall be exercisable later than 10 years after the date of grant and for the purposes of the Sub-Plan Section 5(a) and Section 5(b) of the Plan shall be construed accordingly.

14	The following provisions of the Plan shall not form part of and shall therefore be disregarded for the purposes of the Sub-Plan:
(a)	save as provided in Section 12 of the Plan the facility to accelerate exercise of the option wherever it appears in the Plan.

(b)	the transfer of options by will or laws of descent and distribution or gratuitous transfers of options during the Optionee’s lifetime as permitted by the Committee, but personal representatives of the deceased may exercise Options within 12 months of the date of death of the Optionee. Sections 6(d) and 6(e) shall be construed accordingly.

(c)	Sections 3(c), 6(k), 6(1), 7 and 8 inclusive. For the avoidance of doubt the Rules for UK Employees shall only apply to stock options.
15	The Committee shall act fairly and reasonably in exercising their discretion wherever it so provides in respect of Options to which the Rules for UK Employees apply.

Signed:	/s/ Jeffery Naylor
Jeffery Naylor
Senior Executive Vice President, Chief Financial and Administrative Officer THE TJX COMPANIES, INC.

Authorised Signatory
Date: August 19, 2009

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